EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES RESULTS
OF BRANCH OPTIMIZATION STUDY

Closing of Four Branches
Annual Operating Expense Reductions of $2.4 million
One Time Restructuring Charge of $1.9 million

Riverhead, New York, November 7, 2013 – Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today announced the planned closing of four of its branch offices.

President and CEO Howard C. Bluver stated “One year ago, with the assistance of an experienced outside consultant, we commenced a comprehensive analysis of our branch system. We had two major goals for this project: first, identify opportunities to significantly reduce operating expenses in order to become a more efficient and nimble organization; and second, protect and enhance what we believe is one of the best core deposit franchises in the entire community banking space. With today’s announcement, we believe we have accomplished both goals.

When the actions announced today are fully implemented by March of 2014, we will have closed six branches in Suffolk County in the following towns:  Water Mill and Middle Island, both of which were closed last month, and Mattituck, Port Jefferson Station, Manorville, and Montauk Harbor, all of which will be closed by the end of the first quarter in 2014. Following these actions, we will continue to have the premiere branch system in Suffolk County, consisting of 24 branches situated in key locations throughout the entire county. As we expand our branch system west into Nassau County, we will employ an exciting new design aimed at serving the unique needs of the business and professional clients we are attracting via our lending activity. Our first new branch, which will open shortly in Garden City, will be 544 square feet in size and will be staffed with three people.

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In terms of the financial impact of the actions announced today, once all six branches are closed, total ongoing operating expense reductions will exceed $2.4 million annually. We will take a one-time charge in the current quarter of approximately $1.9 million to account for early lease terminations, severance costs, accelerated depreciation of furniture, fixtures and equipment, and other ancillary closing-related costs. This total charge does not include what is expected to be the positive impact of selling the Water Mill and Mattituck buildings. We have executed a contract for the sale of the Water Mill building that we expect to close this quarter at an approximate net gain of $400 thousand, and we also intend to market our Mattituck branch for sale in 2014.

Just as important as the positive financial impact that will accrue in the future as a result of the actions announced today, we believe we have minimized the risk to both our sterling deposit franchise and the strong customer relationships that have been built during 120 years of operation. In this regard, we note that the six branches closed or to be closed account for only 6% of our total deposit base, or approximately $94 million out of a total deposit base of $1.5 billion. Further, we have staged these branch closings over a relatively long period of time so we can talk to our customers on an individual basis and maximize deposit retention. This strategy resulted in deposit retention rates of over 95% from the closing of the Water Mill and Middle Island branches last month, and we will implement the same careful and customer centered strategy as we close the additional four branches.

Finally, I note that total funding costs in the third quarter of 2013 came in at 19 basis points, largely because 42% of our total deposits were in demand deposit accounts. A constant focus of our management team is to ensure that all strategic initiatives help maintain and enhance the competitive advantage we have from our core deposit franchise. The careful analyses we completed that culminated in today’s announcements are absolutely consistent with that core principal.”

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary.  Organized in 1890, the Bank has 28 branch offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements that look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,”

PRESS RELEASE November 7, 2013 Page 3 of 3

“expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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